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                                                                  Exhibit 23(c)

                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Fleet Financial Group, Inc.



We consent to the incorporation by reference in the registration statement on Form S-8 of BankBoston Corporation dated April 9, 1999, of our report dated January 20, 1999, with respect to the consolidated balance sheets of Fleet Financial Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the Annual Report on Form 10-K of Fleet Financial Group, Inc. for the year ended December 31, 1998.

Boston, Massachusetts
April 9, 1999


                                            /s/KPMG Peat Marovick LLP